EXHIBIT 10.18
                              EMPLOYMENT AGREEMENT

         This employment agreement (the "Agreement"), to be effective on January 6, 2004 (the "Effective Date"), by and between EDT Learning, Inc., a Delaware corporation (the "Company"), and Nathan Cocozza ("Employee").

         WHEREAS, the Company wishes to offer employment to Employee on the terms and conditions expressed herein; and,

         WHEREAS, the Employee wishes to accept employment with the Company on the terms and conditions described herein;

         NOW THEREFORE, in consideration of the mutual premises and conditions contained herein, including the recitals hereto, which, by this reference, are incorporated herein and made a part hereof, the parties agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

2. DUTIES. Employee shall serve as the Senior Vice President of Sales of the Company (the "Position") reporting to the Company's President. Employee's duties and powers shall be those consistent with the Position, with such additional duties or titles as determined necessary and appropriate from time to time by the Company's President. Employee agrees to devote his full time, attention and best efforts to the Company in the performance of Employee's duties. All of the Employee's powers and authorities shall be subject to the reasonable direction and control of the Company's President. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona and he shall perform his duties under this Agreement from those offices.

3. TERM. Unless earlier terminated in accordance with Section 6 hereof, the term of this Agreement shall be for one (1) year (the "Term"), beginning on the Effective Date. This Agreement may be extend and renewed at the Company's election for an additional one (1) year term by providing to Employee notice of the Company's intent to renew no later than sixty (60) days prior to the first annual anniversary of the Effective Date. If this Agreement is extended and renewed beyond the second anniversary date of the Effective Date, the parties agree to renegotiate an increase in Employee's Base Salary as defined in Section 4 below.

4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

         a. BASE SALARY. Beginning with the Effective Date and continuing thereafter until this Agreement is terminated, Employee shall receive a monthly minimum base salary (the "Base Salary") equal to fourteen thousand five hundred eighty three and 34/100 dollars ($14,583.34) per month. Employee's Base Salary shall be paid in accordance with Company's standard policy regarding payment of compensation to employees but no less frequently than monthly.

         b. BONUS. Commencing with the Effective Date and continuing thereafter until this Agreement is terminated, Employee will be eligible to receive a yearly cash bonus equal to one hundred thousand and 00/100 dollars ($100,000.00) (the "Bonus"). Sixty percent (60%) of the Bonus is to be paid

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                  quarterly based upon the achievement of established quarterly targets and forty percent (40%) of the Bonus is to be paid based upon the achievement of established annual targets, with such annual targets measured during the period beginning April 1, 2004 through March 31, 2005 and during the subsequent fiscal year upon renewal of this Agreement, if any, with such targets and payment terms determined in writing by Employee and the Company, but in no event will the quarterly or annual targets be greater than those assigned to the Company's senior management team. Notwithstanding anything to the contrary herein or contained in the writing related hereto, any quarterly Bonus due to Employee shall be due up to and including the termination date of this Agreement, but no Bonus shall accrue after the termination date of this Agreement. Furthermore, if the Employee is terminated (other than "for cause") prior to the end of the third quarter of the Company's fiscal year, then the annual Bonus shall not be due, but if the Employee is terminated (other than "for cause") during the fourth quarter of the Company's fiscal year then the accrued but unpaid annual Bonus through and including the termination date shall be due and payable. By way of example but not limitation, should Employee accrue a bonus for the quarter ending September 30th and then this Agreement be terminated on October 15th, then the bonus for the quarter beginning in October shall be paid on a pro-rata basis and the annual bonus shall not be due or payable.

         c. BENEFITS. The Company shall grant Employee options to purchase shares of the Company's Common Stock in such amounts, with such vesting and at such prices as determined by the President all in accordance with the terms of the Company's standard form stock option agreement. In addition, during the term of this Agreement, Employee shall be allowed to participate in, and be entitled to benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, those available to officers or employees of a like position. Employee shall be entitled to medical, dental and retirement benefits which are generally made available to employees of a like position, and specifically Company will pay the total premium costs associated with the medical and dental insurance, not including deductibles and/or co-payments, covering the health of Employee, Employee's spouse and Employee's dependants. Medical, dental and disability insurance shall become effective ten (10) days after the Effective Date. During each year of his employment Employee shall be entitled to fifteen (15) days of vacation, and such other days of compensated absences, (i.e. sick leave or personal days) in accordance with the Company's policies and procedures as determined from time to time by the President.

5. EXPENSES. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, meals, hotel, entertainment of business associates, mobile telephone and similar expenses (the "Out of Pocket Expenses"). The Company will reimburse Employee for all reasonable and necessary Out of Pocket Expenses incurred by Employee in the performance of his duties. Employee will comply with such budget limitations, approval and reporting requirements with respect to such Out of Pocket Expenses as the Company may establish from time to time.

6. TERMINATION. Employee's employment will begin on the Effective Date and continue until the end of the Term, including any renewals thereof, except that the employment of Employee hereunder will terminate upon the occurrence of the following events:

         a. BY EMPLOYEE. Employee's employment will terminate upon Employee's notice to Company, in writing at least thirty (30) days prior to Employee's last day of employment, of Employee's intent to terminate this Agreement. In the event of the

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                  termination of this Agreement pursuant to this sub-section
                  6(a), Employee will not be entitled to any Severance Amount (as hereinafter defined) or further consideration, except for any portion of the Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         b. DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed "disabled" if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been continuously absent from his duties with the company on a full-time basis for 120 consecutive business days, and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection 6(b), Employee will not be entitled to any Severance Amount (as hereinafter defined) or other compensation except for any portion of his Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under
                  Section 5 hereof or for expenses incurred in the performance of his duties hereunder prior to termination.

         c. FOR CAUSE. The Company may terminate the Employee's employment "for cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company; (iii) Employee has been convicted of a felony which the President reasonably believes will result in injury to the Company or which would disqualify employee for coverage by the Company's surety bond; (iv) Employee materially breaches the representations contained in Section 9 (Employee Representations) after written notice and failure to cure such breach. In the event of the termination of this Agreement pursuant to this sub-section 6(c), Employee will not be entitled to any Severance Amount (as hereinafter defined) or further consideration, except for any portion of the Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under
                  Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         d. BY COMPANY WITHOUT CAUSE. The Company may terminate this Agreement during the Term at any time for any reason "without cause." In the event of the termination of this Agreement pursuant to this subsection 6(d) and only in that event, then the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance (the "Severance Amount"); (i) if in the first twelve (12) months of the Agreement an amount determined by multiplying Employee's monthly Base Salary by six (6) months or (ii) if after the first twelve (12) months of the Agreement an amount determined by multiplying Employee's monthly Base Salary by nine (9) months. The Company will also pay Employee the portion of his Base Salary and Bonus accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will also pay the total premium costs associated with the medical and dental insurance, not including deductibles and/or co-payments, covering the health of Employee, Employee's spouse, and Employee's dependants for six
                  (6) months after the termination date or until employee obtains other medical and dental insurance, whichever occurs first. The Company will pay the Severance Amount in a lump sum

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                  and within thirty (30) days of the Employee's last day of
                  employment. The Company will not be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination, except as provided for otherwise in
                  Section 10(b) hereinafter.

         e. CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred: (i) when in a single transaction or a series of transactions a change of stock ownership of the Company of a nature that would be required to be reported in response to
                  Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor item of a similar nature has occurred; (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act of securities of the Company) in a single transaction or a series of transactions representing thirty three percent (33%) or more of the combined voting power of the Company's then outstanding securities; or (iii) sale of substantially all of the assets of the Company in a single transaction or a series of transactions; provided that a Change in Control will not be deemed to have occurred for purposes of clauses (i) and (ii) hereof with respect to any person meeting the requirements of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

7. STOCK OPTIONS. Employee shall be granted within ten (10) days of the Effective Date, an option (the "Option") to purchase from the Company all or any part of a total of 200,000 shares of the Company's Common Stock, par value $.001 per share, at an exercise price equal to the closing price of the Company's Common stock on the date of grant (the "Date of Grant") of the Option. The Option is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code. The Option will expire on the day prior to the tenth (10th) anniversary of the Date of Grant, or such earlier date as may be provided in the 1997 Stock Compensation Plan (the "Plan"). Subject to the provisions of Plan, the Option may be exercised as follows; on the date that is six
         (6) months from the Effective Date, twenty-five percent (25.000%) of the options granted shall be vested, and thereafter beginning on the first day of the seventh month after the Effective Date, one thirty-sixth (1/36) of the remaining portion shall vest on the first day of each month, from month to month, until fully vested. In addition to the foregoing stock option grant, Employee will be eligible to participate in the Company's stock option plan and therefore deligible for an annual grant of additional stock options, if any, that are awarded to all of the Company's employees. If Employee is terminated "for cause" under Section 6(c) above, then the effect of the termination of the Employee's employment on such options shall be determined by the terms of the Plan under which the options are issued and the option agreement related to such options, except that Employee shall retain those options which are already vested and shall have ninety (90) days to exercise those vested options. Notwithstanding anything to the contrary herein or in any option agreement, in the event of a Change of Control, then the Options issued and outstanding to Employee shall immediately vest (100%), and the Employee may exercise his options at any time during the original term of the option agreement (as defined therein), and such termination of this Agreement shall not cause termination or expiration of the Options.

8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (herein called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after the term of his employment, disclose any of the Confidential Information to any person,

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         firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the Event of the termination of his employment, whether voluntary or involuntary, and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

9.       REPRESENTATIONS OF EMPLOYEE.

         a. NON-COMPETITION. For the period beginning with the Effective Date and continuing thereafter until, (x) if before the first annual anniversary of the Effective Date the expiration of six
                  (6) months after termination of Employee's employment with the Company, or (y) if after the first annual anniversary of the Effective Date the expiration of nine (9) months after termination of Employee's employment with the Company, then Employee covenants, warrants and represents that he will not:
                  (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization that engages in any business activities that are directly competitive with the Company;
                  (ii) divert to any competitor of the Company any customer of the Company or induce a customer to cease doing business with the Company or, (iii) solicit or encourage any employee of the Company to leave their employment with the Company or seek employment by or with any competitor of the Company. The parties hereto acknowledge that Employee's non-competition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities that are competitive with the Company or (ii) serving as an officer, director, stockholder or employee of an entity whose business operations are not competitive with those of the Company. Employee will continue to be bound by the provisions of this
                  Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
                  Section 9 will be considered divisible and will become and be immediately amended to only such area, duration, scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

         b. GENERAL REPRESENTATIONS. As of the Effective Date, Employee expressly warrants and represents to the Company that: (i) All employment agreements, employment letters or employment relationships, whether as an employee or as an independent contractor, have been terminated (ii) The execution and delivery of this Agreement does not violate any provision of any existing employment agreement to which Employee is a party and which on the Effective Date remain in effect; and (iii) Employee is not (by virtue of any act or omission) in violation of any non-competition or like covenant that would have the effect of prohibiting Employee from lawfully engaging in the activities contemplated by this Agreement.

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10.      GENERAL.

         a. NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

                      If to the Company, to:                    If to Employee:

                      EDT Learning, Inc.                        Nathan Cocozza
                      2999 N. 44th Street, Suite 650            15131 East Twilight View Drive
                      Phoenix, Arizona 85018                    Fountain Hills, Arizona 85268
                      Attn: President
                      Fax No.: (602) 952-0544

         b. WITHHOLDING AND OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

         c. EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of the Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         d. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including specifically the obligations arising under Sections: 6, 7, 8 and 9.

         e. WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

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         f.       COUNTERPARTS. This Agreement may be executed in multiple
                  counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         g. CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         h. REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto " and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

         i. BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

         j. ENTIRE AGREEMENT. Except as provided in the benefit plans and programs referenced herein, this Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties hereto.

         k. GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

         l. ATTORNEYS' FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its court costs and reasonable attorneys' fees, including expert witnesses fees actually incurred which shall be awarded to the that party, in addition to any other relief granted.

         m. AUTHORITY. The signatories to this Agreement represent and warrant that such signatory has the authority to enter into this Agreement, and that neither that signatory nor the party on whose behalf this Agreement may be signed has assigned any claims related to the parties' relationship or this Agreement to any person or entity.

11. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. A sole arbitrator shall conduct Arbitration and he or she shall render his or her award within forty five (45) days of appointment. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof. The award of the arbitrator may grant any relief available to the parties in law or in equity; and the award may contain a provision for payment of costs and attorney's fees to the prevailing party, if any.

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         EXECUTED to be effective as of the Effective Date first written above.


EDT LEARNING, INC.                       EMPLOYEE:
                                         NATHAN COCOZZA



By: ______________________________       By: ___________________________________
       James M. Powers, Jr.,
       President


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